Exhibit 99.1

Finish Line to Exit JackRabbit

INDIANAPOLIS, January 26, 2017 - Athletic retailer The Finish Line, Inc. (NASDAQ: FINL) (the “Company) today announced a plan to exit the unprofitable JackRabbit business (formerly Running Specialty Group). The Company has entered into a definitive agreement with affiliates of CriticalPoint Capital, LLC, a Los Angeles based private investment firm. The Company's Board of Directors has approved this transaction which is expected to close by the end of its fiscal fourth quarter, subject to customary closing conditions.

"As we exit the running specialty business, we dedicate our entire focus to serving our core Finish Line and Finish Line Macy’s customers and driving profitable results that provide return to our shareholders," said Sam Sato, Chief Executive Officer of Finish Line. "The JackRabbit team - both in their main offices in Denver and throughout the field - genuinely work hard to serve running and fit enthusiasts within their local communities. With CriticalPoint retaining those employees, they will continue to deliver a high level of customer service and offer industry leading branded footwear, apparel and accessories.”

Under the terms of the definitive agreement, affiliates of CriticalPoint Capital will become the owner of JackRabbit as specified in the purchase agreement which includes 65 retail stores currently operating under several banners, all JackRabbit leasehold interests and lease liabilities, intellectual property and the JackRabbit trademark and name. JackRabbit staff will be employed by an affiliate of CriticalPoint Capital.

With exiting the JackRabbit business, Finish Line expects to incur a pre-tax charge in the fourth quarter of approximately $33 million to $36 million which includes cash costs of approximately $11 million to $12 million and non-cash charges for the remainder related to the net assets of JackRabbit as well as certain other exit costs. The costs to exit the JackRabbit business and the resulting tax benefits will be reported in discontinued operations. The Company also expects to realize a cash tax benefit on this disposition of JackRabbit totaling approximately $29 million to $31 million which includes a benefit associated with the projected fourth quarter pre-tax loss and the benefit associated with the goodwill impairment charge of $44 million recorded during the Company’s third quarter. The Company expects to receive a portion of the cash tax benefit in the fourth quarter of the Company’s current fiscal year and the remaining portion in its fiscal 2018.

Peter J. Solomon Company LLC advised the Finish Line Board of Directors and management team with respect to the sale.

About The Finish Line, Inc.

The Finish Line, Inc. is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line has approximately 970 Finish Line branded locations primarily in U.S. malls and shops inside Macy’s department stores and employs more than 14,000 sneakerologists who help customers every day connect with their sport, their life and their style. Online shopping is available at www.finishline.com and www.macys.com. Mobile shopping is available at m.finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine or Twitter.com/FinishLineNews and “like” Finish Line on Facebook at Facebook.com/FinishLine. Track loyalty points and find store and product information with the free Finish Line app downloadable for iOS and Android customers.

Finish Line also operates JackRabbit (previously referred to by the company as Running Specialty Group), which includes 65 specialty running stores in 17 states and the District of Columbia under the JackRabbit, The Running Company, Run On!, Blue Mile, Boulder Running Company, Roncker’s Running Spot, Running Fit, VA Runner, Capital RunWalk, Richmond RoadRunner, Garry Gribble’s Running Sports, Run Colorado, Raleigh Running Outfitters, Striders and Indiana Running Company banners. More information is available at www.jackrabbit.com or www.boulderrunningcompany.com. Follow the latest about the brand on Twitter at Twitter.com/JackRabbit or Instagram via @JackRabbitNYC.

Forward-Looking Statements

This news release includes statements that are or may be considered "forward-looking" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "should," "will," "estimates," "outlook," "potential," "optimistic," "confidence," "continue," "evolve," "expand," "growth" or words and phrases of similar meaning. Statements that describe objectives, plans or goals also are forward-looking statements.

All of these forward-looking statements are subject to risks, management assumptions and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. The principal risk factors that could cause actual performance and future actions to differ materially from the forward-looking statements include, but are not limited to, the company's reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor); the availability and timely receipt of products; the ability to timely fulfill and ship products to customers; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending as well as increases in utility, freight and product costs; product demand and market acceptance risks; deterioration of macroeconomic and business conditions; the inability to locate and obtain or retain acceptable lease terms for the company's stores; the effect of competitive products and pricing; loss of key employees; execution of strategic growth initiatives (including actual and potential mergers and acquisitions and other components of the company's capital allocation strategy); cybersecurity risks, including breach of customer data; a major failure of technology and information systems; risks associated with the sale and exit of JackRabbit; and the other risks detailed in the company's Securities and Exchange Commission filings. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included herein are made only as of the date of this report and Finish Line undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact:
Dianna L. Boyce	Ed Wilhelm
Corporate Communications	Chief Financial Officer
(317) 613-6577	(317) 613-6914

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